Exhibit 99.1

News Release	Koppers Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 412-227-2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412.227.2153
mccurriebh@koppers.com

Koppers Inc. Completes Exchange of $320,000,000 of Senior Secured Notes

Pittsburgh, June 2, 2004 Koppers Inc. (“Koppers”) announced today that it has completed its offer to the holders of $320,000,000 principal amount of 9 7/8% Senior Secured Notes due 2013 to exchange such notes for a like principal amount of its 9 7/8% Senior Secured Notes due 2013 which have been registered under the Securities Act of 1933, as amended.

The exchange offer was completed at 5:00 p.m. New York City time on May 28, 2004. Koppers said that it has been informed by the exchange agent that as of 5:00 p.m. New York City time on May 28, 2004 100% of the $320,000,000 in aggregate principal amount of its 9 7/8% Senior Secured Notes due 2013 had been tendered in the exchange offer.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which it would be unlawful.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates 38 facilities in the United States, United Kingdom, Denmark, Australia, the Pacific Rim and South Africa. The company’s stock is shared by a large number of employee investors and by majority equity owner Saratoga Partners of New York, NY.

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